Exhibit 99.1

NEWS RELEASE

Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT USA

P 860.243.7100
www.kaman.com

KAMAN CLOSES ON NEW $500 MILLION FIVE-YEAR CREDIT FACILITY

BLOOMFIELD, Connecticut (November 20, 2012) - (NYSE:KAMN) Kaman Corporation announced that today it has closed on a new five-year $500 million credit facility replacing its prior $317.5 million credit facility.

The facility includes a collateralized security agreement and carries a standard financial covenant package, which the company believes reflects current market terms and conditions. The facility consists of a $400 million revolving credit facility and a term loan of $100 million. The new facility includes an accordion feature that allows the company to increase the aggregate amount available to up to $700 million with additional commitments from lenders; consisting of a $100 million revolving credit component, and a $100 million term loan component. The initial interest rate for borrowings under the facility will be LIBOR plus 150 basis points.

“Strong interest from our lenders combined with Kaman's financial strength have enabled us to successfully upsize our credit facility by almost $200 million while achieving a 12.5 basis point reduction in our borrowing costs. The transaction reflects strong support from the banking community,” stated Kaman Executive Vice President and Chief Financial Officer, William C. Denninger. “This agreement increases our flexibility to execute our growth strategy.”

The facility was brought to market by Joint Bookrunners and Joint-Lead Arrangers J.P. Morgan Securities LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and RBS Citizens, N.A. Lenders are JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A. and RBS Citizens, N.A., as Co-Syndication Agents, SunTrust Bank, KeyBank National Association, TD Bank, N.A., Branch Banking & Trust Company, and Fifth Third Bank, as Co-Documentation Agents, and The Northern Trust Company, PNC Bank, National Association, UBS AG, U.S. Bank National Association, and Webster Bank, N.A.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

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Contact:
Eric Remington, VP, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com